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                                                                      Exhibit 5



                         Law Offices of Steven C. Root
                              29 Job Seamans Acres
                              New London, NH 03257
                                 (603) 526-4770



                                 July 24, 1997


Jefferies Group, Inc.
11100 Santa Monica Boulevard
Los Angeles, CA  90025

             Re: Registration Statement on Form S-8 Relating to the Jefferies Group, Inc. Capital Accumulation Plan for Key Employees and 1993 Stock Ownership and Long-Term Incentive Plan, as Amended and Restated

Ladies and Gentlemen:

             I have acted as counsel to Jefferies Group, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), relating to 2,000,000 shares of the Company's common stock (the "Registered Shares"), $.01 par value per share (the "Common Stock"), to be offered and sold under the Company's Capital Accumulation Plan for Key Employees (the "CAP") and the 1993 Stock Ownership and Long-Term Incentive Plan, as amended and restated (the "1993 Plan" and, together with the CAP, the "Plans").

             In connection with this opinion, I have examined the Registration Statement, the Amended Certificate of Incorporation and Amended By-laws of the Company, certain of the Company's corporate proceedings as reflected in its minute books, the CAP and the 1993 Plan, and such other records as I have deemed relevant. In my examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity with the originals of all documents submitted to me as copies. In addition, I have made such other examinations of law and fact as I have deemed appropriate in order to form a basis for the opinion hereinafter expressed.








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Jefferies Group, Inc.
July 24, 1997
Page 2


             In my opinion, the Registered Shares that may be originally issued by the Company in connection with the Plans, when and to the extent issued in accordance with the terms of the Plans and the resolutions authorizing the Plans for a price per share not less than the par value thereof, will be validly issued, fully paid, and non-assessable shares of Common Stock.

             I render this opinion as a member of the Bars of the District of Columbia and the State of New Hampshire. The opinion set forth above is limited to the Delaware General Corporation Law, as amended.

             I hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving such opinion and consent, I do not thereby admit that I am acting within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                         Very truly yours,

                                         /s/ Steven C. Root
                                         Steven C. Root